RESOLUTION OF UNANIMOUS CONSENT OF DIRECTORS

IN LIEU OF SPECIAL MEETING OF THE BOARD OF DIRECTORS OF

PRIMEPLAYER INCORPORATED

February 18, 2003

Whereas, PrimePlayer Incorporated has negotiated agreements under which a number of individuals have agreed services to the corporation which will assist the corporation in executing its business plan; and

Whereas, these agreements contemplate the payment of consideration for these services in the form of common shares of PrimePlayer Incorporated in lieu of cash or other forms of remuneration; and

Whereas, the corporation deems it to be in its best interest to take measures to insure that distribution of some of the shares to be issued for the foregoing purpose be registered under the Securities Act of 1933.

NOW, THEREFORE, the following resolutions be, and they are hereby adopted by the written consent of the sole Director of PrimePlayer Incorporated effective on the date first above written.

RESOLVED, that the Board of Directors hereby adopts the PrimePlayer Incorporated Employee Benefit Plan under the definition of that term found in SEC Rule 405 (17 C.F.R. § 230.405) which shall contemplate the compensation of certain employees, consultants and other persons who have provided or are providing services to the corporation. The Plan shall be entitled the PrimePlayer Incorporated Employee Benefit Plan. It shall not be a qualified under or governed by the Employee Retirement Income Security Act of 1974 (ERISA).

RESOLVED, this plan may be made available to consultants or other persons who are not employees of the corporation only if (1) they are natural persons, (2) they provide bona fide services to the corporation, and (3) the services are not in connection with the offer or sale of securities in a capital- raising transaction, and do not directly or indirectly promote or maintain a market for the corporation's securities.

RESOLVED, that in such cases as the President may deem appropriate, he is entitled to negotiate contracts providing either for compensation of employees and consultants by the issuance of restricted shares to be issued in reliance on the exemption from registration provided by § 4(2) of the Securities Act of 1933, or unrestricted shares to be issued pursuant to a registration statement to be filed on SEC Form S-8, at his discretion.

RESOLVED, that the President of the corporation is instructed to retain James N. Barber, Esq. to prepare and file with the SEC a registration statement on Form S-8 to cover such shares has he and the Board of Directors may deem appropriate for the compensation of selected employees and consultants.

RESOLVED, that the President of the corporation shall retain James N. Barber, Esq. to prepare and cause to be served upon the foregoing proposed stockholders such documents as may be appropriate to insure that the exemption from registration provided by § 4(2) of the Securities Act of 1933 is available to cover the issuance and distribution of restricted securities issued pursuant to the Employee Benefit Plan (including assurances related to investor qualifications and investment intent), a Section 10(a) Prospectus to be delivered to plan participants receiving unrestricted shares under the Plan, and any re-offering prospectus as may be required to permit certain plan participants to resell their securities.

RESOLVED, that the plan shall be effected through the respective employment and consulting contracts to be entered into between PrimePlayer Incorporated and the respective employees and consultants, all of which shall, when executed and approved by the Board of Directors, be deemed incorporated into this Employee Benefit Plan as if set forth at length, as well as through stock compensation resolutions which may be adopted by the Board of Directors hereunder.

RESOLVED, that One Million Two Hundred Thousand (1,200,000) one mil ($0.001) par value common shares of PrimePlayer Incorporated be, and they are hereby reserved for use in paying compensation under the PrimePlayer Incorporated Employee Benefit Plan. Additional shares may be reserved for that purposes from time to time at the discretion of the Board of Directors.

RESOLVED, that the Employee Compensation Agreement between the corporation and Gary Marrone, M.D. which is attached hereto and by this reference incorporated herein, is hereby formally ratified, approved and adopted. The President of the corporation is instructed to cause 75,000 freely tradeable shares of the corporation be issued to Dr. Marrone, in lieu of cash compensation accrued under his Employment Contract between November 8, 2002 and December 31, 2002.

RESOLVED, that freely tradeable shares of the corporation be issued to the following persons as consideration for services performed, or to be performed by them for PrimePlayer, Incorporation. These shares, when issued, shall be included within and covered by the registration statement on Form S-8 which is authorized and directed to be filed pursuant to these resolutions.

1. Gary S. Marrone: Payment of accrued compensation under Dr. Marrone's Employment Agreement between November 8,2002 and December 31, 2002.

75,000 shares

2. Tucker DiEdwardo: Compensation for helping in the early development of the marketing strategy and the ESPN relationship for PrimePlayer, LLC

35,000 shares

3. Russell Chaney: Bonus for aiding in the development of the design of PrimePlayer.com

5,000 shares

4. Timothy Ludington: Bonus for aiding in the development of the architecture of PrimePlayer.com

5,000 shares

5. Sergio Negrete: Compensation for consulting services, including helping in the development and marketing of a Spanish language website targeting the Latin-American population

250,000 shares

6. Elliott Eisner: Compensation for providing legal advice and services for PrimePlayer, LLC

10,000 shares

7. Alexander Gilliland: Compensation for services rendered in connection with the development of relationships with pharmaceutical and sports-related companies in Australia

200,000 shares

Total: 580,000 shares

FURTHER RESOLVED, that restricted common shares of the corporation be issued to the following persons as compensation for services performed by them for the corporation under the PrimePlayer Incorporated Employee Benefit Plan. These shares, when issued, shall not have been registered under the Securities Act of 1933 or the securities laws of any State, but shall be issued in reliance on the exemption from registration provided by § 4(2) of the Securities Act of 1933 for transactions by an issuer, not involving any public offering.

Name and Description of Services Number of Shares

1. Andreas Roell: Compensation for helping in the early design of the internet component for PrimePlayer, LLC

25,000 shares

2. James McKusick: Compensation for providing promotional guidance and material for PrimePlayer, LLC

2,500 shares

3. Michael Geary: Compensation for providing promotional guidance and material for PrimePlayer, LLC

2,500 shares

4. Jerry Koloskie: Compensation for helping in the early development of the "Athletic Training" portion of the internet component for PrimePlayer, LLC

25,000 shares

55,000 shares

RESOLVED, that measures be taken to negotiate an option between the corporation and Gary Marrone, M.D. which will permit Gary Marrone to purchase up to 400,000 restricted common shares of the corporation, exercisable at a price to be negotiated, at any time during the next eighteen (18) months, as an inducement for him to act as a director and chief executive officer of the corporation for the terms provided by the By-laws of the corporation.

THE FOREGOING RESOLUTIONS are adopted and unanimously consented to by the sole Director of the corporation effective upon the date first above written, as manifested by his signature hereon.

PRIMEPLAYER INCORPORATED

/s/ Gary S. Marrone, MD

Gary S. Marrone, M.D.